Exhibit 2.4

EIRCOM FUNDING

as the issuer,

VALENTIA TELECOMMUNICATIONS, EIRCOM LIMITED AND EIRCOM GROUP PLC

as guarantors,

- and -

THE BANK OF NEW YORK

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March      , 2004

8.25% Senior Subordinated Notes due 2013

$250,000,000 8.25% NOTES DUE 2013

€285,000,000 8.25% NOTES DUE 2013

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of March      , 2004 (this “Supplemental Indenture”), among eircom Funding, Valentia Telecommunications (the “Company”), eircom Limited (“eircom”), eircom Group plc (“eircom Group”) and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, eircom Funding, the Company, eircom, eircom Group, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of August 7, 2003 (the “Indenture”), providing for the issuance of an initial aggregate principal amount of € 285,000,000 of 8.25% Senior Subordinated Notes due 2013 and $250,000,000 of 8.25% Senior Subordinated Notes due 2013 of eircom Funding (collectively, the “Notes”), as well as Additional Notes and Exchange Notes;

WHEREAS, pursuant to Section 9.2 of the Indenture, Section 15 of the Initial Global Notes and the Initial Definitive Notes and Section 14 of the Unrestricted Global Notes and Unrestricted Definitive Notes, eircom Funding, the Company, eircom, eircom Group, any existing Note Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture and the Notes, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, eircom Funding, the Company, eircom, eircom Group, any Additional Note Guarantors, the Trustee and the other parties to the Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1.  Defined Terms.  As used in this Supplemental Indenture, except as otherwise defined herein, terms defined in the Indenture are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Amendments

SECTION 2.1.  Modification of Definitions.  The following definitions shall be added in the appropriate alphabetical place in Section 1.1 of the Indenture:

“Ordinary Shares” means ordinary shares of the Company or any Parent following a Qualifying IPO by such entity, whenever issued.

“Preference Shares” means preference shares of the Company or any Parent following a Qualifying IPO by such entity, whenever issued.

“Qualifying IPO” means an offering of Capital Stock of the Company or any Parent, which Capital Stock is, or is being, listed on the London Stock Exchange, the Irish Stock Exchange or any other exchange for trading in securities which is recognized under the Financial Services and Markets Act 2000 of England (including any offering of ordinary shares that occurs concurrently therewith) which raises aggregate gross proceeds for such entity (prior to any deductions) of at least €300 million.

SECTION 2.2.  Modification of Section 4.4.  Section 4.4 of the Indenture shall be amended as follows:

(a) by adding the following proviso immediately before the semicolon in Section 4.4(a)(C)(i):

“, provided that, for the purposes of calculating the amount of any Restricted Payment that may be made following the first Qualifying IPO, Consolidated Net Income (or deficit in Consolidated Net Income) for any period shall not be taken into account if, at the time of the proposed Restricted Payment, the Senior Secured Credit Agreement has been repaid and/or refinanced on the terms set out in proviso (ii) of Section 4.4(c)(10)”;

(b) by deleting subclause (10) of Section 4.4(c) and replacing it with a new subclause (10) which shall provide as follows:

“(10) at any time following receipt by the Company, directly or indirectly, of an amount equal to at least 85% of the Net Cash Proceeds to the Company or any Parent of the first Qualifying IPO, any dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment, in an amount, when aggregated with all other amounts paid pursuant to this paragraph (10), not to exceed (x) Consolidated EBITDA minus (y) the aggregate of (1) the product of €87.50 million and the number of fiscal quarters for which consolidated financial statements of the Company are available from and including the fiscal quarter in which the first such Qualifying

IPO is completed until the fiscal quarter ending immediately prior to such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment, and (2) Consolidated Interest Expense, such Consolidated EBITDA and Consolidated Interest Expense to be for the period from the first day of the fiscal quarter in which the first Qualifying IPO is completed until the end of the most recent fiscal quarter ending immediately prior to the date of such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment for which consolidated financial statements of the Company are available, provided that (i) the amount of such dividends, distributions, purchases, redemptions, repurchases, defeasances, other acquisitions, retirements or Restricted Investments will be excluded in subsequent calculations of Restricted Payments, and (ii) no dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment may be made pursuant to this paragraph (10) if, at the time such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment is proposed to be made, the Senior Secured Credit Agreement has not been repaid and/or refinanced on terms whereby upon the attainment of a corporate rating for Valentia or any Parent of both (1) a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or its successors and assigns and (2) a rating of “BBB-” (or the equivalent) or higher from Standard and Poor’s Ratings Services or its successors and assigns, substantially all of the aggregate principal amount of any Indebtedness for borrowed money outstanding under the Senior Secured Credit Agreement shall be on an unsecured basis;”; and

(c) by inserting the following words immediately after the word “advances” and immediately before the closing bracket in the first line of subclause (11) of Section 4.4(c):

“but excluding any payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on any Ordinary Shares or Preference Shares following the first Qualifying IPO”.

SECTION 2.3. Addition of new Section 4.17. A new Section 4.17 of the Indenture shall be added at the end of Article IV which shall provide as follows:

“SECTION 4.17 Certain Consent Fee Payments

Not later than 5 Business Days after the completion of the first Qualifying IPO, the Company will pay to each Holder of Notes of record as of 5:00 p.m., New York City time on January 21, 2004 who has delivered a valid, unrevoked consent pursuant to the consent solicitation statement dated January 22, 2004 (as supplemented by the supplement relating thereto dated February 13, 2004) a consent fee of €20.00 for each €1,000 in principal amount of Euro Notes and $20.00 for each $1,000 in principal amount of Dollar Notes in each case in respect of which a valid consent to such consent solicitation was delivered (and not properly revoked) on or prior to the Expiration Date (no interest to accrue on any such consent fees).  For the purposes of this Section 4.17, “Expiration Date” means 5:00 p.m., New York City time, on February 20, 2004.”

SECTION 2.4  Modification of Section 12.10.  Section 12.10 of the Indenture shall be amended by the addition of a new subclause (d), which provides as follows:

“(d) For the purposes of determining whether Holders of the requisite principal amount of the Notes outstanding have voted in favor of or consented to a particular matter, or undertaken any other act related to this Indenture, the principal amount of Dollar Notes shall be deemed to be the Euro Equivalent of such principal amount of Dollar Notes as of (i) if a record date has been set in accordance with paragraph (b) of Section 9.4, the date of such record date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Company as provided in Section 12.2.”

SECTION 2.5  Modification of the Notes.  Section 8 of the Initial Global Notes and Initial Definitive Notes and Section 7 of the Unrestricted Global Notes and Unrestricted Definitive Notes in each case in the forms exhibited to the Indentures and each such Note that is outstanding, shall be amended by the insertion of the following words immediately after the word “Offerings” and immediately before the word “at” in the fourth line of the third paragraph of such Sections:

“(excluding the net cash proceeds raised by the first Qualifying IPO)”.

ARTICLE III

Miscellaneous

SECTION 3.1.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2.  Governing Law.  This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 3.3.  Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6.  Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7.  Successors.  All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.8.  Effect of Headings.  The Article and Section headings herein are for the convenience of reference only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

The Bank of New York, as Trustee

By:

Name:

Title:

EIRCOMFUNDING
Given under the Common Seal of eircom Funding:—

By:

Name:

Title:

By:

Name:

Title:

VALENTIA TELECOMMUNICATIONS
Given under the Common Seal of Valentia Telecommunications:—

By:

Name:

Title:

By:

Name:

Title:

EIRCOM LIMITED
Given under the Common Seal of eircom Limited:—

By:

Name:

Title:

By:

Name:

Title:

EIRCOM GROUP PLC

By:

Name:

Title: